THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

 Supplement No. 1 to the Offer to Exchange Each Outstanding American Depositary
  Share (Each American Depositary Share Represents 68 Shares of Common Stock)

                                      of

                                  GENER S.A.
                    For Common Stock of The AES Corporation
                           Having A Value Of $16.50

                                      by

                         MERCURY CAYMAN CO. III, LTD.
                          a wholly owned subsidiary of

                              THE AES CORPORATION

OUR OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, DECEMBER 26, 2000, UNLESS EXTENDED. GENER AMERICAN DEPOSITARY SHARES TENDERED PURSUANT TO OUR OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF OUR OFFER.

     Through Mercury Cayman Co. III, Ltd., the Purchaser, we are increasing the value of the AES stock to be exchanged for each issued and outstanding American Depositary Share, ADS, of Gener S.A., that is validly tendered and not withdrawn prior to the expiration of our offer, from US$16.00 to US$16.50. This increased value, after adjusting for the fact that each ADS represents 68 Gener shares, is equal to the increased price we are offering in our simultaneous offer to purchase 3,466,600,000 shares of Gener common stock in the Republic of Chile, the Chilean offer.

     Our offer will not proceed unless Gener shareholders approve the amendments to Gener's Bylaws by the affirmative vote of holders of at least 75% of the outstanding Gener shares (including Gener shares represented by Gener ADSs) at an extraordinary meeting of Gener shareholders and these amendments become effective under Chilean Law. Most significantly, these amendments will eliminate the restriction currently contained in Gener's Bylaws that limits to 20% the percentage of Gener shares that may be owned and voted by one shareholder, directly or through related persons and which otherwise require Gener to comply with the provisions of Decree Law 3,500.

     On December 12, 2000, Gener held an extraordinary meeting of Gener shareholders to consider the proposed amendments to Gener's Bylaws. Following this meeting, Gener announced that the amendments to Gener's Bylaws had been approved by the holders of more than 75% of the outstanding Gener shares, including shares represented by ADSs. The offers are conditioned upon shareholder approval and the effectiveness under Chilean law of the amendments to Gener's Bylaws. Although Gener has announced shareholder approval of the amendments to Gener's Bylaws and we expect these amendments to become effective under Chilean law in a timely manner, we can offer no assurances regarding when or if the amendments will become effective and the condition to the offers will be satisfied.

     On October 22, 2000, Gener announced a proposed transaction with the TotalFinaElf Group, pursuant to which, among other things, Gener would have contributed all of its electricity generation and transmission assets in Argentina to a newly formed holding company in which TotalFinaElf would have held an 80% equity interest and in which Gener would have held the remaining 20% equity interest. The TotalFinaElf proposal also provided for TotalFinaElf to acquire newly issued Gener capital stock which would have represented approximately 20% of the outstanding Gener capital stock on a post issuance basis. On November 28, 2000, TotalFinaElf terminated its agreement with Gener relating to the TotalFinaElf proposal and entered into an agreement with us, the Total Agreement, pursuant to which we have agreed, subject to the terms and conditions of the Total Agreement, among other things, as a shareholder of Gener, to cause Gener to sell to TotalFinaElf all of Gener's electricity generation and transmission assets in Argentina if we are successful in acquiring at least a majority of the outstanding Gener shares, including shares represented by Gener ADSs.

     Our obligation to exchange AES shares for Gener ADSs is subject to significant conditions which are more fully described under the caption "OUR OFFER--Conditions to Our Offer" of the Prospectus which forms part of the Registration Statement on Form S-4 initially filed by us on November 9, 2000 and amended by Amendment No. 1 thereto filed on December 7, 2000, and Amendment No. 2 thereto filed on December 13, 2000 and as further amended and supplemented by this prospectus supplement.

FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER PLEASE CAREFULLY READ THE SECTION CAPTIONED "RISK FACTORS" ON PAGE 18 OF THE PROSPECTUS MAILED TO GENER ADS HOLDERS ON NOVEMBER 9, 2000.




     Neither the Securities and Exchange Commission nor any state securities commission nor the Superintendencia de Valores y Seguros has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                   ---------

                      THE DEALER MANAGER FOR OUR OFFER IS:

                           DEUTSCHE BANC ALEX. BROWN

          The date of this prospectus supplement is December 14, 2000

     This Prospectus Supplement No. 1 amends and supplements the terms and conditions of the Prospectus which forms part of the Registration Statement on Form S-4 initially filed by us on November 9, 2000 and amended by Amendment No. 1 thereto filed on December 7, 2000, and Amendment No. 2 thereto filed on December 13, 2000, as a result of the following:

     On November 22, 2000, we announced that:

     (A) the early termination of the waiting period under the Hart Scott Rodino Act with respect to the purchase of Gener ADSs pursuant to our offer was granted by the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice on November 20, 2000.

     (B) we waived the financing condition in the Chilean offer to purchase 3,466,600,000 shares of Gener S.A. in Chile at the Chilean peso equivalent of US$0.235294118 per share.

     On November 28, 2000, we entered into an agreement with TotalFinaElf, the Total Agreement, which provides, among other things, that if we are successful in acquiring at least a majority of the outstanding Gener shares, including Gener shares represented by ADSs, as a shareholder of Gener we will take action to cause Gener to enter into an agreement to sell to TotalFinaElf, for a purchase price of $652 million in cash, subject to certain adjustments, the following assets:

     (A) all of the capital stock that Gener owns in Central Puerto S.A., Hidroneuquen S.A., Termoandes S.A. and Interandes S.A., the Electricity Companies, and

     (B) other interests in Argentina, the Acquired Interests, consisting of (i) all of the subordinated indebtedness owned by Gener and its affiliates of Hidroelectrica, a 59% owned subsidiary of Hidroneuquen, (ii) all of Gener's rights and obligations under management contracts with the Electricity Companies, and (iii) all of Gener's interests in projects under study or development to develop electricity transmission or generation facilities in Argentina and in the project under study to develop facilities for transmitting electricity between the Yacyreta region in Argentina and the Sao Paulo region in Brazil.

Concurrently with such sale, approximately $274 million of indebtedness of Termoandes and Interandes would be repaid. If we purchase Gener shares in the offers but do not acquire a majority of the outstanding Gener shares, including Gener shares represented by ADSs, we have agreed with TotalFinaElf that we will use our reasonable best efforts to acquire at least a majority of the outstanding Gener shares, including Gener shares represented by ADSs. TotalFinaElf has agreed not to take any action that would frustrate or prevent the consummation of the offers. We and TotalFinaElf have agreed to cooperate and to use our reasonable best efforts to support the consummation of the transactions contemplated by the Total Agreement, including the offers. The sale to TotalFinaElf of the Electricity Companies' shares and the Acquired Interests is subject to a number of conditions, including satisfaction by TotalFinaElf of a due diligence review. In addition, under the Total Agreement, TotalFinaElf has the right at its option to purchase the Shares of all or any of the Electricity Companies and to purchase or not purchase the Acquired Interests in the projects under study and/or development. The Total Agreement provides for termination by the parties in certain events, including upon the termination of the offers without the purchase of any Gener shares or ADSs thereunder.

     On December 12, 2000, we announced that:

     (A) we had increased the value of the AES stock to be exchanged for each issued and outstanding Gener ADS in our offer from US$16.00 to US$16.50. We made a corresponding increase in the price to be paid for each Gener share to be purchased in the Chilean offer, to the Chilean peso equivalent price of US$0.242647059. The cash payment per Gener share in the Chilean offer is equal to the value, over a measuring period, of the fraction of an AES share offered in exchange for each Gener ADS pursuant to our offer, after adjusting for the fact that each Gener ADS represents 68 Gener shares,

     (B) we had modified the minimum AES share price condition so that the offers are now subject to the condition that the average of the high and low selling prices of AES shares, as reported on the

     New York Stock Exchange Composite Transaction Tape, for the ten New York Stock Exchange trading days ending on the second New York Stock Exchange trading day immediately prior to the date on which the exchange offer expires, will be no less than $45,

     (C) in the event we acquire control of Gener, Gener will propose an amendment to the terms of Gener's 6% Senior Convertible Notes Due 2005, relating to adjustments of the conversion price in the event of certain distributions of dividends to provide that the conversion price of the notes will be subject to adjustment upon the terms set forth in such notes in the event of a distribution of dividends from accumulated profits and capital reserves as of September 30, 2000. The Gener convertible notes currently require such adjustments only in the event of the distribution of dividends corresponding to fiscal years prior to 1998, and

     (D) the expiration date of our offer had been extended so that it is now scheduled to expire at 12:00 midnight on Tuesday December 26, 2000.

     On December 12, 2000, Gener held an extraordinary meeting of Gener shareholders to consider the proposed amendments to Gener's Bylaws. Following this meeting, Gener announced that the amendments to Gener's Bylaws had been approved by the holders of more than 75% of the outstanding Gener shares, including shares represented by ADSs. The offers are conditioned upon shareholder approval and the effectiveness under Chilean law of the amendments to Gener's Bylaws. Although Gener has announced shareholder approval of the amendments to Gener's Bylaws and we expect these amendments to become effective under Chilean law in a timely manner, we can offer no assurances regarding when or if the amendments will become effective and the condition to the offers will be satisfied.

     On December 13, 2000, the Federal Energy Regulatory Commission informed AES that it approved the acquisition of control of, and a majority of the equity interest in, Gener under the Federal Power Act.

     Except as otherwise set forth in this Prospectus Supplement No. 1, and as previously amended, the terms and conditions previously set forth in our Preliminary Prospectus and the related Letter of Transmittal, which were mailed to ADS Holders on November 9, 2000, remain applicable in all respects to our offer, and this Supplement Prospectus No. 1 should be read in conjunction with the Preliminary Prospectus and the Letter of Transmittal. Unless the context requires otherwise, capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Preliminary Prospectus.

     Additional copies of this Prospectus Supplement No. 1 and the Preliminary Prospectus and other offer materials may be obtained from D.F. King & Co., the Information Agent for our offer at the address listed on the last page of this Prospectus Supplement No. 1.

     The Prospectus which forms part of the Registration Statement is hereby amended and supplemented as follows:


                                 HSR CONDITION

     The answer to the question "WHAT ARE THE CONDITIONS TO YOUR OFFER?" in the section of the Prospectus entitled "QUESTIONS AND ANSWERS ABOUT THE TRANSACTION" is hereby amended and supplemented by adding the following sentence after the sixth bullet point of the section; the section entitled "SUMMARY--Our Offer--Conditions of Our Offer" is hereby amended and supplemented by adding the following sentence after the sixth bullet point of the section; the section entitled "OUR OFFER--Certain Legal Matters; Regulatory Approvals" in the Prospectus is hereby amended and supplemented by adding the following sentence immediately after the first paragraph:

          "We announced on November 22, 2000 that early termination of the waiting period under the Hart Scott Rodino Act with respect to the purchase of Gener ADSs and Gener shares pursuant to the offers was granted by the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice on November 20, 2000, thereby satisfying this condition."

The section of the Prospectus entitled "OUR OFFER--Conditions of Our Offer--HSR Condition" is hereby amended and restated to read in its entirety as follows:

          "The waiting period, and any extension thereof, applicable to our offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, must have expired or been terminated and all required approvals under any other applicable law must have been obtained. We announced on November 22, 2000 that early termination of the waiting period under the HSR Act with respect to the purchase of Gener ADSs and Gener shares pursuant to the offers was granted by the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice on November 20, 2000, thereby satisfying this condition."


                WAIVER OF FINANCING CONDITION IN CHILEAN OFFER

The answer to the question "WHAT ARE THE CONDITIONS TO YOUR CHILEAN OFFER?" in the section entitled "QUESTIONS AND ANSWERS ABOUT THE TRANSACTION" in the Prospectus is hereby amended and supplemented by adding the following sentence after the third bullet point:

          "We announced in a press release on November 22, 2000 that we had waived the financing condition in the Chilean offer."

The section entitled "THE CHILEAN OFFER" in the Prospectus is hereby amended and supplemented by adding the following sentence after the second paragraph:

          "We announced on November 22, 2000 that we had waived the financing condition in the Chilean offer."


                                TOTAL AGREEMENT

     The section of the Prospectus entitled "SUMMARY--Information Concerning the TotalFinaElf Group Proposal" is hereby amended and supplemented by adding the following paragraph after the first paragraph of the section; the section entitled "OUR OFFER--Purpose of the Offers; Plans for Gener" is hereby amended and supplemented by adding the following paragraph after the second complete paragraph on page 37 of the Prospectus mailed to Gener ADS holders on November 9, 2000:

          "On November 28, 2000, we entered into an agreement with TotalFinaElf, the Total Agreement, which provides, among other things, that if we are successful in acquiring at least a majority of the outstanding Gener shares, including Gener shares represented by ADSs, as a shareholder Gener we will take action to cause Gener to enter into an agreement to sell to TotalFinaElf all of the capital stock that Gener owns in Central Puerto S.A., Hidroneuquen S.A., Termoandes S.A. and Interandes S.A., the Electricity Companies, and other interests in Argentina, the Acquired Interests, consisting of all of the subordinated indebtedness owned by Gener and its affiliates of Hidroelectrica, a 59% owned subsidiary of Hidroneuquen, all of Gener's rights and obligations under management contracts with the Electricity Companies, all of Gener's interests in projects under study or development to develop electricity transmission or generation facilities in Argentina and in the project under study to develop facilities for transmitting electricity between the Yacyreta region in Argentina and the Sao Paulo region in Brazil, for a purchase price of $652 million in cash, subject to certain adjustments. Concurrently with such sale, approximately $274 million of indebtedness of Termoandes and Interandes would be repaid. If we purchase Gener shares in the offers but do not acquire a majority of the outstanding Gener shares, including Gener shares represented by ADSs, we have agreed with TotalFinaElf that we will use our reasonable best efforts to acquire at least a majority of the outstanding Gener shares, including Gener shares represented by ADSs. TotalFinaElf has agreed not to take any action that would frustrate or prevent the consummation of the offers. We and TotalFinaElf have agreed to cooperate and to use our reasonable best efforts to support the consummation of the transactions contemplated by the Total Agreement, including the offers. The sale to TotalFinaElf of the Electricity Companies' shares and the Acquired Interests is subject to a number of conditions, including satisfaction by TotalFinaElf of a due diligence review. In addition, under the Total Agreement, TotalFinaElf has the right at its option to purchase the shares of all or any of the Electricity Companies and to purchase or not purchase the Acquired Interests in the projects under study and/or development. The Total Agreement provides for termination by the parties in certain events, including upon the termination of the offers without the purchase of any Gener shares or ADSs thereunder."

The answer to the question "WHAT ARE THE CONDITIONS TO YOUR OFFER?" in the section of the Prospectus entitled "QUESTIONS AND ANSWERS ABOUT THE TRANSACTION" is hereby amended and supplemented by adding the following sentence at the end of the second bullet point; the section entitled "SUMMARY--Conditions of Our Offer" is hereby amended and supplemented by adding the following sentence at the end of the second bullet point; the section entitled "OUR OFFER--Conditions of Our Offer--TotalFinaElf Transaction Condition" is hereby amended and supplemented by adding the following sentence at the end of the section:

          "This condition was satisfied on November 28, 2000 when TotalFinaElf terminated its agreement with Gener with respect to the TotalFinaElf proposal and entered into the TotalFinaElf Agreement with us;"


               MODIFICATION OF MINIMUM AES SHARE PRICE CONDITION

The answer to the question "WHAT ARE THE CONDITIONS TO YOUR OFFER?" in the section of the Prospectus entitled "QUESTIONS AND ANSWERS ABOUT THE TRANSACTION" is hereby amended and restated by amending and restating the fourth bullet point on page 4 to read in its entirety as follows; the section entitled "SUMMARY--Our Offer--Conditions of Our Offer" is hereby amended and restated by amending and restating the fourth bullet point on page 13 of the Prospectus mailed to Gener ADS holders on November 9, 2000 to read in its entirety as follows; the section entitled "OUR OFFER--Conditions of Our Offer--Minimum AES Share Price Condition" is hereby amended and restated to read in its entirety as follows:

          "The average of the high and low selling prices of AES shares, as reported on the New York Stock Exchange Composite Transaction Tape, for the ten New York Stock Exchange trading days ending on the second New York Stock Exchange trading day immediately prior to the date on which our offer expires, will be no less than $45;"


                            INCREASE OF OFFER PRICE

The Prospectus is hereby amended and supplemented to change all references to the value of AES shares to be exchanged for each issued and outstanding Gener ADS validly tendered and not withdrawn prior to the expiration of our offer from US$16.00 to US$16.50.

The Prospectus is also amended and supplemented to change all references to the cash payment that will be made by us for each outstanding Gener share accepted for payment in the Chilean offer to the Chilean peso equivalent of US$0.242647059.


                            EXTENSION OF OUR OFFER

          The Prospectus is hereby amended and supplemented to change all references to the expiration date of our offer from midnight on Monday, December 11, 2000 to midnight on Tuesday, December 26, 2000


                      GENER'S 6% SENIOR CONVERTIBLE NOTES

The section of the Prospectus entitled "OUR OFFER--Purpose of the Offers; Plans for Gener--Plans for Gener" is hereby amended and supplemented by adding the following paragraph after the final paragraph of the section:

          "On December 12, 2000, we announced that as a result of negotiations with Provida, Habitat, Bansander and Cuprum, in the event we acquire control of Gener, Gener will propose an amendment to the terms of Gener's 6% senior convertible notes due 2005 relating to adjustments of the conversion price in the event of certain distributions of dividends to provide that the conversion price of the notes will be subject to adjustment upon the terms set forth in such notes in the event of a distribution of dividends from accumulated profits and capital reserves as of September 30, 2000. The Gener convertible notes currently require such adjustments only in the event of the distribution of dividends corresponding to fiscal years prior to 1998."


                            CONDITIONS TO OUR OFFER

The introductory paragraph to the section of the Prospectus entitled "OUR OFFER--Conditions of Our Offer" is hereby amended and restated to read in its entirety as follows:

          "Notwithstanding any other provisions of our offer, we shall not be required to accept for exchange and, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to exchange for or return tendered securities promptly after termination or withdrawal of our offer), we may postpone the acceptance for exchange of, or exchange for, tendered Gener ADSs, and may, in our reasonable judgment, extend, terminate or amend our offer as to any Gener ADSs not then accepted for exchange if in our reasonable judgment the following conditions have not been satisfied on or before the date of expiration of our offer. If events occur prior to the expiration of our offer which constitute the failure of one of the conditions of our offer to be satisfied, we intend to issue a press release and make appropriate filings with the SEC to inform ADS holders of these events and our then current intentions with respect to either waiving such failure of a condition of our offer or terminating our offer as a result of such failure."


                          GENER SHAREHOLDERS' MEETING

The answer to the question "WHAT ARE THE CONDITIONS TO YOUR OFFER?" in the section of the Prospectus entitled "QUESTIONS AND ANSWERS ABOUT THE TRANSACTION" is hereby amended and supplemented by adding the following paragraph after the first bullet point of the section; the section of the Prospectus entitled "AMENDMENTS TO GENER'S BYLAWS" is hereby amended and supplemented by adding the following paragraph after the third paragraph of the section; the section of the Prospectus entitled "SUMMARY--Our Offer--Conditions of Our Offer" is hereby amended and supplemented by adding the following paragraph after the first bullet point of the section; the section of the Prospectus entitled "OUR OFFER--Conditions of Our Offer--Bylaw Condition" is hereby supplemented by adding the following paragraph at the end of the section; the section of the Prospectus entitled "OUR OFFER--Purpose of the Offers; Plans for Gener" is hereby amended and supplemented by adding the following paragraph after the fifth paragraph of the section.

          "On December 12, 2000, Gener held an extraordinary meeting of Gener shareholders to consider the proposed amendments to Gener's Bylaws. Following this meeting, Gener announced that the amendments to Gener's Bylaws had been approved by the holders of more than 75% of the outstanding Gener shares, including shares represented by ADSs. The offers are conditioned upon shareholder approval and the effectiveness under Chilean law of the amendments to Gener's Bylaws. Although Gener has announced shareholder approval of the amendments to Gener's Bylaws and we expect these amendments to become effective under Chilean law in a timely manner, we can offer no assurances regarding when or if the amendments will become effective and the condition to the offers will be satisfied."


                               GENER ADS HOLDERS

The answer to the question "WHAT ARE THE SECURITIES SOUGHT IN YOUR OFFERS?" in the section of the Prospectus entitled "QUESTIONS AND ANSWERS ABOUT THE TRANSACTION" is hereby amended and supplemented by adding the following sentence after the fourth sentence of the section; the section of the Prospectus entitled "THE PROPOSED TRANSACTION; THE OFFERS" is hereby amended and supplemented by adding the following sentence after the fourth sentence of the second paragraph of the section:

          "According to a report from Citibank, N.A., Gener's ADR Depositary, as of November 24, 2000, the last date prior to the date of this Prospectus Supplement for which such a report was made available to us, there were 19,625,001 Gener ADSs issued and outstanding which represented approximately 23.7% of the total number of issued and outstanding Gener shares, including shares represented by such Gener ADSs."

                           RELATIONSHIPS WITH GENER

The section of the Prospectus entitled "OUR OFFER--Relationships with Gener" is hereby amended and supplemented by adding the following paragraph after the first paragraph of that section:

          "On December 1, 2000, we effected the sale of 29,920,000 Gener shares in a block trade on the Santiago Stock Exchange. All of these shares were acquired as a result of the withdrawal of shares from the Depositary. The net price per share in this transaction was the Chilean peso equivalent of US $0.221053655. Our total net proceeds from this transaction were US $6,613,925.37. Following this transaction, we are the beneficial owner of 219,900 Gener ADSs and 6,800 Gener shares."


                                 FERC APPROVAL

The answer to the question "WHAT ARE THE CONDITIONS TO YOUR OFFER?" in the section of the Prospectus entitled "QUESTIONS AND ANSWERS ABOUT THE TRANSACTION" is hereby amended and supplemented by adding the following sentence after the seventh bullet point of the section; the section entitled "SUMMARY--Our Offer--Conditions of Our Offer" is hereby amended and supplemented by adding the following sentence after the seventh bullet point of the section; the section entitled "OUR OFFER--Certain Legal Matters; Regulatory Approvals" is hereby amended and supplemented by adding the following sentence immediately after the fourth paragraph; the section entitled "OUR OFFER--Conditions of Our Offer--FERC Condition" is hereby supplemented by adding the following sentence at the end of the section:

          "On December 13, 2000, the Federal Energy Regulatory Commission informed us that it had authorized our acquisition of control of, and a majority of the equity interest in, Gener under the Federal Power Act, thereby satisfying this condition."


                          MARKET PRICES AND DIVIDENDS

The dividend information for Gener for each of the calendar years 1998 and 1999 which appears in the section of the Prospectus entitled "Market Prices and Dividends" is amended and restated to read in its entirety as follows:


                        PER SHARE           PER GENER ADS
                  ----------------------   --------------
                    (CH$)        (US$)          (US$)
                    -----        -----          -----
         1998         4.70        0.010          0.67
         1999         1.16        0.002          0.15


                                  NEW FILINGS

The section of the Prospectus entitled "WHERE YOU CAN FIND MORE INFORMATION" is hereby amended and supplemented by adding the following filings:


AES FILINGS (FILE NO. 001-12291):

    o Quarterly Report on Form 10-Q for fiscal quarter ended September 30, 2000, filed on November 14, 2000;

    o Current Report on Form 8-K filed on November 28, 2000;

    o Amended Tender Offer Statement on Schedule TO-T/A filed on December 13, 2000;

    o Amended Tender Offer Statement on Schedule TO-T/A filed on December 8,
      2000;

    o Amended Tender Offer Statement on Schedule TO-T/A filed on December 7,
      2000;

    o Amended Tender Offer Statement on Schedule TO-T/A filed on November 28, 2000;

    o Amended Tender Offer Statement on Schedule TO-T/A filed on November 22, 2000;

    o Amended Tender Offer Statement on Schedule TO-T/A filed on November 22, 2000;

    o Tender Offer Statement on Schedule TO-T filed on November 9, 2000;

    o Written Communications of Business Combination Transaction pursuant to Rule 425 filed on December 4, 2000;

    o Written Communications of Business Combination Transaction pursuant to Rule 425 filed on November 28, 2000;

    o Written Communications of Business Combination Transaction pursuant to Rule 425 filed on November 20, 2000;

    o Written Communications of Business Combination Transaction pursuant to Rule 425 filed on November 7, 2000; and

    o Written Communications of Business Combination Transaction pursuant to Rule 425 filed on November 3, 2000;


GENER FILINGS (FILE NO. 001-13210):

    o Report by Foreign Issuer on Form 6-K dated November 30, 2000;

    o Report by Foreign Issuer on Form 6-K dated November 30, 2000;

    o Report by Foreign Issuer on Form 6-K dated November 30, 2000;

    o Report by Foreign Issuer on Form 6-K dated November 21, 2000;

    o Report by Foreign Issuer on Form 6-K dated November 17, 2000;

    o Report by Foreign Issuer on Form 6-K for fiscal quarter ended September 30, 2000, filed on November 13, 2000;

    o Report by Foreign Issuer on Form 6-K dated November 10, 2000;

    o Report by Foreign Issuer on Form 6-K dated November 8, 2000;

    o Amended Tender Offer Statement on Schedule TO-T/A filed on December 13, 2000;

    o Amended Tender Offer Statement on Schedule TO-T/A filed on December 8,
      2000;

    o Amended Tender Offer Statement on Schedule TO-T/A filed on December 7,
      2000;

    o Amended Tender Offer Statement on Schedule TO-T/A filed on November 28, 2000;

    o Amended Tender Offer Statement on Schedule TO-T/A filed on November 22, 2000;

    o Amended Tender Offer Statement on Schedule TO-T/A filed on November 22, 2000;

    o Tender Offer Statement on Schedule TO-T filed on November 9, 2000;

    o Amended Solicitation/Recommendation Statement on Schedule 14D-9/A filed on
      November 29, 2000;

    o Solicitation/Recommendation Statement on Schedule 14D-9 filed on November 22, 2000;

    o Beneficial Ownership Statement on Schedule 13D filed on November 15,
      2000;

    o Written Communications of Business Combination Transaction pursuant to Rule 425 filed on December 4, 2000;

    o Written Communications of Business Combination Transaction pursuant to Rule 425 filed on November 28, 2000;

    o Written Communications of Business Combination Transaction pursuant to Rule 425 filed on November 20, 2000;

    o Written Communications of Business Combination Transaction pursuant to Rule 425 filed on November 7, 2000; and

    o Written Communications of Business Combination Transaction pursuant to Rule 425 filed on November 3, 2000;

Facsimile copies of the ADS Letter of Transmittal, properly completed and duly signed, will be accepted. The ADS Letter of Transmittal, ADRs for the Gener ADSs and any other required documents should be sent by each holder of the Gener ADSs or his or her broker, dealer, commercial bank, trust company or other nominee to the exchange agent at the addresses set forth below.


                      The exchange agent for our offer is:


                    CHASEMELLON SHAREHOLDER SERVICES L.L.C.



       BY MAIL:            FACSIMILE TRANSMISSION:          BY HAND:
    REORGANIZATION              (FOR ELIGIBLE          REORGANIZATION DEPARTMENT
      DEPARTMENT              INSTITUTIONS ONLY)              120 BROADWAY
     PO BOX 3301                (201) 296-4293                 13TH FLOOR
  SOUTH HACKENSACK, NJ                                     NEW YORK, NY 10271
        07606                CONFIRMATION OF FAX:
                                (201) 296-4860


                             By Overnight Courier:
                           Reorganization Department
                              85 Challenger Road
                                Mail Stop-Reorg
                           Ridgefield Park, NJ 07660


     Questions or requests for assistance or additional copies of our prospectus, the prospectus supplement, the ADS Letter of Transmittal and the ADS Notice of Guaranteed Delivery may be directed to the information agent or the dealer manager at their respective addresses and telephone numbers set forth below. A holder of Gener ADSs also may contact his or her broker, dealer, commercial bank, trust company or other nominee for assistance concerning our offer.


                    The Information Agent for our offer is:


                             D.F. KING & CO., INC.


                                77 Water Street
                           New York, New York 10005
                         Call Toll Free: (800) 755-3105



                      THE DEALER MANAGER FOR OUR OFFER IS:


                           DEUTSCHE BANK ALEX. BROWN


                         Deutsche Bank Securities Inc.
                              130 Liberty Street
                           New York, New York 10006
                         Call Toll Free (877) 305-4920